Exhibit 99.1

The Acquired Properties

Statement of Revenues and Direct Operating Expenses

For the Nine Months Ended September 30, 2011 and 2010 (Unaudited)

The Acquired Properties

Statement of Revenues and Direct Operating Expenses

(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2011	2010
Revenues	$40,530	$42,499
Direct operating expenses	11,863	13,654
Excess of revenues over direct operating expenses	$28,667	$28,845

See accompanying notes to the Statement of Revenues and Direct Operating Expenses.

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The Acquired Properties

Notes to Statement of Revenues and Direct Operating Expenses

(Unaudited)

1.	Properties and Basis of Presentation

The accompanying unaudited interim statement represents the interest in the revenue and direct operating expenses of the oil and natural gas producing properties acquired by BreitBurn Operating L.P. (the “Company”) from Cabot Oil & Gas Corporation (“Cabot”) on July 26, 2011 for $285 million, subject to customary closing conditions and adjustments. The properties are referred to herein as the “Acquired Properties”.

The unaudited interim statement of revenues and direct operating expenses for the nine months ended September 30, 2011 and 2010 have been derived from Cabot’s historical financial records. Revenues and direct operating expenses included in the accompanying interim statement represent the Company’s acquired interest in the Acquired Properties and are prepared on an accrual basis of accounting. In the opinion of management, such unaudited interim statements reflect all adjustments necessary to fairly state the excess of revenue over direct operating expenses of the Acquired Properties.

Oil, gas and condensate revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Revenues are reported net of overriding and other royalties due to third parties. Direct operating expenses include lease and well repairs, production taxes, gathering and transportation, maintenance, utilities, payroll and other direct operating expenses. Production taxes for the nine months ended September 30, 2011 and 2010 were $4.0 million and $4.9 million, respectively.

During the periods presented, the Acquired Properties were not accounted for as a separate entity and are not indicative of the financial condition or results of operations of the Acquired Properties going forward. Certain costs such as depreciation, depletion and amortization, accretion of asset retirement obligations, general and administrative expenses, interest expense and corporate income taxes were not allocated to the Acquired Properties.

2.	Omitted Financial Information

Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not available on an individual property basis, nor is it practicable to obtain such information in these circumstances. Accordingly, the unaudited interim statement of revenues and direct operating expenses is presented in lieu of the financial statements required under Rule 3-01 and Rule 3-02 of the Securities and Exchange Commission’s Regulation S-X. The results set forth in these financial statements may not be representative of future operations.

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